UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 15, 2009

NGAS Resources, Inc.
(Exact name of registrant as specified in its charter)

Province of British Columbia (State or other jurisdiction of incorporation or organization)	0-12185 (Commission File Number)	Not Applicable (I.R.S. Employer Identification No.)

120 Prosperous Place, Suite 201
Lexington, Kentucky (Address of principal executive offices)	40509-1844 (Zip Code)
Registrant’s telephone number, including area code: (859) 263-3948
None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2b
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c)

Item 2.01 Completion of Acquisition or Disposition of Assets
Item 9.01(b) Pro Forma Financial Information
Item 9.01(d) Exhibits
SIGNATUE
EX-10.1
EX-10.2
EX-10.3
EX-10.4
EX-10.5

Item 2.01 Completion of Acquisition or Disposition of Assets
          On July 15, 2009, we completed the sale of a 50% undivided interest in our Appalachian gas gathering and midstream facilities (Gathering System) to Seminole Gas Company, L.L.C. (Seminole) for $28 million. We applied the proceeds from the sale to reduce outstanding borrowings under our revolving credit facility to $52 million. The sale was part of several related transactions covered by an Asset Purchase Agreement dated May 11, 2009 (APA) among Seminole and our operating subsidiaries, Daugherty Petroleum, Inc. (DPI), NGAS Gathering, LLC and NGAS Gathering II, LLC (NGAS Gathering II). As part of the transactions, we transferred our retained 50% interest in the Gathering System to NGAS Gathering II and granted Seminole’s parent company, Seminole Energy Services, LLC (Seminole Energy), a six-month option to purchase our retained 50% interest in the Gathering System for an additional $22 million (“Seminole Option”). We also entered into various joint ownership, gas marketing and gas sales arrangements with Seminole and Seminole Energy, including the following:
•	Joint Operating Agreement between NGAS Gathering II and Seminole, providing for the joint ownership of the Gathering System pending any exercise of the Seminole Option and for the adoption of contract operating agreements, one with Seminole Energy and another between Seminole Energy and DPI, on a back-to-back basis, outsourcing substantially all the operating and maintenance functions for the Gathering System to DPI for an initial term of five years with various extension rights;

•	Gas Gathering Agreement among NGAS Gathering II, Seminole and Seminole Energy, providing for the commitment to Seminole Energy of 100% of the capacity rights in the Gathering System for an initial term of fifteen years, with (i) base monthly gathering fees of $938,333, subject to reduction to $850,000 upon any exercise of the Seminole Option, (ii) base monthly operating fees payable to the Gathering System owners equal to the sum of $175,000 and $0.20 per Mcf of purchased gas and (iii) monthly capital fees in amounts intended to yield a 20% internal rate of return for all capital expenditures on the Gathering System; and

•	NAESB Purchase Agreement among DPI, NGAS Gathering II and Seminole Energy, providing us with firm capacity rights for daily committed delivery of 30,000 Mcf of controlled gas through the Gathering System for sale to Seminole Energy, either directly or through third-party marketers. The agreement has an initial fifteen-year term with extension rights.
          If the Seminole Option is exercised, we will receive $7.5 million in cash and the balance of $14.5 million over 30 months under a promissory note of Seminole Energy bearing interest at 8% per annum, secured by a second mortgage lien on the underlying Gathering System assets. We have the right to require exercise of the Seminole option if we complete an equity offering for at least $5 million within the six-month option period. Proceeds from any exercise of the purchase option, including payments under the Seminole Energy promissory note, will be applied to further reduce outstanding borrowings under our revolving credit facility.
          The Gathering System currently spans a total of approximately 485 miles, providing deliverability of natural gas production from 90% of our Appalachian properties directly from the wellhead to the interstate pipeline network serving major east coast markets. Although the field-wide portions of the Gathering System will no longer have closed-access status as a result of the sale, our long-term capacity rights ensure continued deliverability from our operated Appalachian properties serviced by these facilities. Under our marketing arrangements with Seminole Energy, we added to our existing hedge position with new fixed-price, fixed-volume physical delivery contracts that cover monthly production volumes ranging from 55,000 to 120,00 Mcf for one year beginning in April 2010 at $5.94 per MMBtu plus regional basis adjustments.
Item 9.01(b) Pro Forma Financial Information
          Within the next 60 days, we will amend this report to provide pro forma financial information reflecting the sale of a 50% undivided interest in the Gathering System to Seminole and the related gas marketing and gas sales arrangements with Seminole Energy, as well as pro forma financial information reflecting the combined effect of those transactions and the exercise of the purchase option granted to Seminole Energy for the remaining 50% interest in the Gathering System.

Item 9.01(d) Exhibits

Exhibit
Number	Description of Exhibit

10.1	Amendment dated as of July 10, 2009 to Asset Purchase Agreement dated May 11, 2009 among Daugherty Petroleum, Inc., NGAS Gathering, LLC and Seminole Gas Company, L.L.C..

10.2	Joint Ownership Agreement dated as of July 15, 2009 between NGAS Gathering II, LLC and Seminole Gas Company, L.L.C..

10.3	Option Agreement dated as of July 15, 2009 among Daugherty Petroleum, Inc., NGAS Gathering II, LLC and Seminole Energy Services, LLC.

10.4	Gas Gathering Agreement dated as of July 15, 2009 among NGAS Gathering II, LLC, Seminole Gas Company, L.L.C. and Seminole Energy Services, LLC.

10.5	NAESB Gas Purchase Agreement dated as of July 15, 2009 between Daugherty Petroleum, Inc. and Seminole Energy Services, LLC.
SIGNATUE
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

NGAS Resources, Inc.
By:	/s/ William S. Daugherty
William S. Daugherty
President and Chief Executive Officer

Date: July 17, 2009